Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT dated as of June 7, 2022 to the AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of January 27, 2022 by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”), Etao International Group., a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”). Parent, Company and the Shareholder’s Representative are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2022.

WHEREAS, the Parties wish to amend the Merger Agreement in accordance with the terms of this Amendment.

WHEREAS, Section 12.03 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement signed by each of Parent and the Shareholders’ Representative.

NOW, THEREFORE, in consideration of promises, and of the representations, warranties, covenants and agreements contained herein, Parent and the Shareholders’ Representative agree as follows:

1.           The defined terms below shall be deleted and replaced in the entirety with the following:

“Closing Date Merger Consideration” means $1,000,000,000 less the amount of Closing Company Indebtedness, Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement.

“Aggregate Merger Consideration” means the stated value of the Company as agreed thereby in the amount of $1,000,000,000.

2.           Section 3.03 of the Merger Agreement is hereby deleted and restated in its entirety to read as follows:

“Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of six (6) directors, comprised of the current Company board members and one (1) additional director, to be designated by Sponsor. Sponsor’s designee shall be Dr. Suying Liu, or such other person agreed to between Sponsor and Company; provided that Sponsor shall have the option, in its sole discretion and subject to applicable rules and regulations, to determine whether such director shall be an independent director or a dependent director. In the event that Sponsor exercises its option to appoint a dependent director, the Company and such director shall enter into an agreement establishing the responsibilities and the compensation of such director prior to the Closing.”

EXECUTION VERSION

3.           Section 10.01(b) of the Merger Agreement is hereby deleted and restated in its entirety to read as follows:

“(b)       by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before October 5, 2022 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the terminating party, Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date, and such termination shall be effectuated through a written notice issued by the terminating party to the other party within five business days from the Outside Date; provided that if the Agreement is not terminated pursuant to this Section 10.01(b), the Company shall be solely responsible for all costs and expenses related to any and all extensions of Parent, including but not limited to all legal fees and expenses associated with the proxy statement and shareholder meeting to amend the Parent’s Certificate of Incorporation to obtain such extensions, including all required payments into the Trust Account for such extensions, at any time prior to Closing. For the avoidance of doubt, failure by the Company to (i) provide the Audited 2020/2021 Financial Statements or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission, by the Outside Date shall constitute a material failure by the Company and the Shareholder Representative to perform its obligations hereunder; or”

4.             Effect of the Amendment. Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean January 27, 2022).

5.            Counterparts; Facsimile; Electronic Transmission. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

EXECUTION VERSION

6.            Governing Law. This Amendment, and all claims or causes of action that may be based upon, arise out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

PARENT:

MOUNTAIN CREST ACQUISITION CORP. III

By:	/s/ Suying Liu
Name: Suying Liu
Title: Chief Executive Officer

COMPANY:

ETAO INTERNATIONAL GROUP

By:
Name:
Title:

SHAREHOLDERS’ REPRESENTATIVE

Wilson Liu

Signature Page to Amendment to Merger Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

PARENT:

MOUNTAIN CREST ACQUISITION CORP. III

By:
Name:
Title:

COMPANY:

ETAO INTERNATIONAL GROUP

By:	/s/ Wensheng Liu
Name: Wensheng Liu
Title: Chairman and CEO

SHAREHOLDERS’ REPRESENTATIVE

/s/ Wensheng Liu
Wilson Liu